                                                                  EXHIBIT 10.14




                            ASSET PURCHASE AGREEMENT


                                     AMONG

                            NEWFIELD OFFSHORE INC.,

                          HUFFCO INTERNATIONAL, L.L.C.

                                      AND

                              HUFFCO TURKEY, INC.




                                  MAY 12, 1997

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                    ARTICLE I

                                 THE ACQUISITION

         1.01    THE ACQUISITION  . . . . . . . . . . . . . . . . . . . . . .  1
         1.02    CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         1.03    CASH PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . .  2
         1.04    ADJUSTMENT TO CASH PURCHASE PRICE  . . . . . . . . . . . . .  2
         1.05    ESPOIR FIELD . . . . . . . . . . . . . . . . . . . . . . . .  2
         1.06    NIGERIAN VENTURE . . . . . . . . . . . . . . . . . . . . . .  3

                                    ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                OF HUFFCO TURKEY

         2.01    GOOD TITLE . . . . . . . . . . . . . . . . . . . . . . . . .  4
         2.02    ORGANIZATION AND QUALIFICATION . . . . . . . . . . . . . . .  4
         2.03    AUTHORITY. . . . . . . . . . . . . . . . . . . . . . . . . .  4
         2.04    VALIDITY OF AGREEMENT  . . . . . . . . . . . . . . . . . . .  4
         2.05    NO CONFLICT; REQUIRED FILINGS AND CONSENTS . . . . . . . . .  5

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

         3.01    ORGANIZATION AND QUALIFICATION; SUBSIDIARIES . . . . . . . .  5
         3.02    ORGANIZATIONAL DOCUMENTS . . . . . . . . . . . . . . . . . .  6
         3.03    CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . .  6
         3.04    AUTHORITY  . . . . . . . . . . . . . . . . . . . . . . . . .  7
         3.05    VALIDITY OF AGREEMENT  . . . . . . . . . . . . . . . . . . .  7
         3.06    NO CONFLICT; REQUIRED FILINGS AND CONSENTS . . . . . . . . .  8
         3.07    PERMITS; COMPLIANCE  . . . . . . . . . . . . . . . . . . . .  8
         3.08    FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . .  9
         3.09    ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . . . . . . .  9
         3.10    LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . 10
         3.11    EMPLOYEE BENEFIT PLANS; LABOR MATTERS  . . . . . . . . . . . 10
         3.12    TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         3.13    CERTAIN BUSINESS PRACTICES . . . . . . . . . . . . . . . . . 13
         3.14    ENVIRONMENTAL MATTERS  . . . . . . . . . . . . . . . . . . . 13
         3.15    CERTAIN AGREEMENTS . . . . . . . . . . . . . . . . . . . . . 14

         3.16    CONTRACTS AND COMMITMENTS  . . . . . . . . . . . . . . . . . 14
         3.17    INTELLECTUAL PROPERTY  . . . . . . . . . . . . . . . . . . . 15
         3.18    BROKERS  . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         3.19    INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . 15
         3.20    ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

         4.01    ORGANIZATION AND QUALIFICATION . . . . . . . . . . . . . . . 16
         4.02    AUTHORITY  . . . . . . . . . . . . . . . . . . . . . . . . . 16
         4.03    VALIDITY OF AGREEMENT  . . . . . . . . . . . . . . . . . . . 16
         4.04    NO CONFLICT; REQUIRED FILINGS AND CONSENTS . . . . . . . . . 16
         4.05    PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . 17
         4.06    BROKERS  . . . . . . . . . . . . . . . . . . . . . . . . . . 17

                                    ARTICLE V

                            COVENANTS OF THE COMPANY

         5.01    AFFIRMATIVE COVENANTS OF THE COMPANY . . . . . . . . . . . . 17
         5.02    NEGATIVE COVENANTS OF THE COMPANY  . . . . . . . . . . . . . 18

                                   ARTICLE VI

                           COVENANTS OF HUFFCO TURKEY

         6.01    COVENANTS OF HUFFCO TURKEY . . . . . . . . . . . . . . . . . 20

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

         7.01    NOTIFICATION OF CERTAIN MATTERS  . . . . . . . . . . . . . . 20
         7.02    ACCESS AND INFORMATION . . . . . . . . . . . . . . . . . . . 21
         7.03    APPROPRIATE ACTION; CONSENTS; FILINGS  . . . . . . . . . . . 22
         7.04    PUBLIC ANNOUNCEMENTS . . . . . . . . . . . . . . . . . . . . 23
         7.05    EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         7.06    USE OF HUFFCO NAME . . . . . . . . . . . . . . . . . . . . . 23
         7.07    EMPLOYEES  . . . . . . . . . . . . . . . . . . . . . . . . . 23
         7.08    REPLACEMENT OF BONDS, LETTERS OF CREDIT AND GUARANTEES . . . 24
         7.09    RECORDS  . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         7.10    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS  . . . 24
         7.11    INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . 25

         7.12    SCOPE OF REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . 29
         7.13    CERTAIN TAX MATTERS  . . . . . . . . . . . . . . . . . . . . 30
         7.14    FURTHER ASSURANCES . . . . . . . . . . . . . . . . . . . . . 30
         7.15    REPURCHASE OF HUFFCO CHINA PREFERRED SHARES  . . . . . . . . 30

                                  ARTICLE VIII

                                   CONDITIONS

         8.01    CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY. . . . . . 31
         8.02    CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR  . . . . . . 31
         8.03    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND HUFFCO
                 TURKEY . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.01    TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . 33
         9.02    EFFECT OF TERMINATION  . . . . . . . . . . . . . . . . . . . 33
         9.03    WAIVER AND AMENDMENT . . . . . . . . . . . . . . . . . . . . 34
         9.04    ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES  . . . . . . . . 34
         9.05    ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . 34
         9.06    CERTAIN DEFINITIONS  . . . . . . . . . . . . . . . . . . . . 34
         9.07    NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . 36
         9.08    GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . 37
         9.09    SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . 37
         9.10    COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . 37
         9.11    HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . . . 37
         9.12    SPECIFIC PERFORMANCE . . . . . . . . . . . . . . . . . . . . 37

EXHIBITS:

         Exhibit A --     Form of Declaration of Members Establishing the
                          Preferences, Limitations and Relative Rights of Series
                          "A" Preferred Shares of Huffco China, LDC
         Exhibit B  --    Form of Huffington Subscription Agreement
         Exhibit C  --    Form of Trice Subscription Agreement
         Exhibit D  --    Form of General Conveyance, Assignment and Bill of
                          Sale
         Exhibit E  --    Form of Assumption Agreement
         Exhibit F  --    Form of Guaranty Agreement

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement") is made and entered into as of May 12, 1997 by and among Newfield Offshore Inc., a Bahamian company ("Acquiror"), Huffco International, L.L.C., a Delaware limited liability company (the "Company"), and Huffco Turkey, Inc., a Delaware corporation ("Huffco Turkey" and, together with the Company, the "Sellers").

         WHEREAS, the Sellers are the sole record and beneficial owners of all of the issued and outstanding common shares, par value U.S. $1.00 per share ("Huffco China Shares"), of Huffco China, LDC, a Bahamian limited duration company ("Huffco China");

         WHEREAS, it is a condition to the obligations of the Sellers to consummate the transactions contemplated by this Agreement that Acquiror's indirect parent company, Newfield Exploration Company, a Delaware corporation ("Newfield"), guarantee certain of the obligations of Acquiror pursuant to this Agreement; and

         WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, (a) the Company desires to sell the assets hereinafter described (including all of the Huffco China Shares owned by the Company) to Acquiror, (b) Huffco Turkey desires to sell all the Huffco China Shares owned by Huffco Turkey to Acquiror and (c) Acquiror desires to acquire such assets and Huffco China Shares;

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                THE ACQUISITION

         1.01 THE ACQUISITION. Pursuant to the terms and subject to the conditions set forth in this Agreement, Acquiror agrees to purchase from (a) the Company all of the assets of the Company and its subsidiaries except as set forth on Schedule 1.01(a) hereto (the "Company Assets") and (b) Huffco Turkey all of the issued and outstanding Huffco China Shares held by Huffco Turkey for aggregate consideration of (i) a cash purchase price, subject to adjustment as provided in Section 1.04, of $5,850,000 (the "Cash Purchase Price"), $5,800,000 of which is payable to the Company and $50,000 of which is payable to Huffco Turkey, (ii) the contingent payments described in Sections 1.05 and 1.06 (the "Contingent Payments"), (iii) the assumption by Acquiror, subject to Section
7.11 of this Agreement, of all of the obligations and liabilities set forth on
Schedule 1.01(b) hereto (the "Specifically Assumed Liabilities") and (iv) the assumption by Acquiror, subject to Section 7.11 of this Agreement, of all of the other obligations and liabilities, whether known or unknown, contingent or accrued, of the Company arising with respect to the Company's operations prior to the Closing (as defined in Section 9.06) other than those set forth on
Schedule 1.01(c) hereto (such assumed liabilities and obligations, together with the Specifically Assumed Liabilities, are hereinafter referred to as the "Assumed Liabilities"). Pursuant to the terms and subject to the conditions set forth in this Agreement, (a) the Company agrees to sell the Company Assets to

Acquiror in consideration for $5,800,000 of the Cash Purchase Price, the Contingent Payments and the assumption by Acquiror of the Assumed Liabilities and (b) Huffco Turkey agrees to sell all of the Huffco China Shares held by it to Acquiror in consideration for $50,000 of the Cash Purchase Price. The transactions referred to in this Section 1.01 are hereinafter referred to collectively as the "Acquisition."

         1.02 CLOSING. The Closing shall take place (a) at 10:00 a.m. on May 15, 1997 or, if later, the second business day following the date on which the conditions set forth in Article VIII (other than the conditions set forth in Sections 8.01(b), 8.02(c), 8.02(e), 8.03(c), 8.03(d) and 8.03(f) and the
delivery of the certificates described in Sections 8.02(a), 8.02(b), 8.03(a) and 8.03(b)) of this Agreement have been (or, in the case of Sections 8.02(a), 8.02(b), 8.03(a) and 8.03(b), would be on such date) satisfied or, if permissible, waived, at the offices of Vinson & Elkins L.L.P. located at 2300 First City Tower, 1001 Fannin, Houston, Texas or (b) at such other date, place and time as the parties hereto may agree in writing.

         1.03 CASH PURCHASE PRICE. Subject to satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the Cash Purchase Price shall be paid by Acquiror at the Closing as follows: (a) $5,800,000 (as such amount may be adjusted by Section 1.04) shall be paid to the Company in immediately available funds and (b) $50,000 shall be paid to Huffco Turkey in immediately available funds, in each case by wire transfer to the account or accounts designated by the applicable Seller at least three business days before Closing.

         1.04 ADJUSTMENT TO CASH PURCHASE PRICE. The Cash Purchase Price payable to the Company shall be increased by an amount equal to (a) all payments made to the Company for the exercise of options under the Option Plan (as defined in Section 5.02) on or after the date of this Agreement but before the Closing and (b) all payments by the shareholders of the Company (the "Shareholders") to the Company on or after May 1, 1997 pursuant to those certain Promissory Notes made on or about February 20, 1996 payable to the Company by the Shareholders in connection with the acquisition of their respective interests in the Company.

         1.05    ESPOIR FIELD.

                 (a) Contingent Payment. The parties hereby recognize and acknowledge that the Company has in the past taken certain actions for the purpose of acquiring an interest in production blocks CI-26 and CI-40, offshore Cote d'Ivoire (the "Espoir Blocks"), and that Acquiror or another Newfield company (as defined in Section 9.06 of this Agreement) may continue the activities previously commenced by the Company after the Closing if the Espoir Blocks become available. Subject to any right of offset pursuant to Section
7.11 of this Agreement, Acquiror hereby covenants and agrees that, if Acquiror, any other Newfield company or any joint venture (whether in the form of an entity or otherwise) in which any Newfield company holds an interest successfully acquires an interest in either of the Espoir Blocks, either alone or jointly with other parties (the "Espoir Interest") at any time prior to the fifth anniversary of the Closing Date (as defined in Section 9.06), Acquiror shall within 90 days after the consummation of the acquisition of the Espoir Interest, pay to the Company, in immediately available funds by wire transfer to an account or accounts specified by the Company, a one-time payment in an amount determined in accordance with Section 1.05(b) below (the "Espoir Payment Amount").

                 (b) Determination of Espoir Payment Amount. If the Espoir Value determined pursuant to Section 1.05(c) below is less than or equal to $1,240,000 (representing the amount of the Company's sunk costs), the Espoir Payment Amount shall be equal to the Espoir Value. If the Espoir Value is greater than $1,240,000, the Espoir Payment Amount shall be equal to $1,240,000 plus 50% of the excess of the Espoir Value over $1,240,000.

                 (c) Determination of Espoir Value. Subject to adjustment pursuant to the final sentence of this Section 1.06(c), the Espoir Value shall be deemed to equal $4,000,000, unless Acquiror, any other Newfield company or any joint venture (whether in the form of an entity or otherwise) in which any Newfield company holds an interest contemporaneously with or prior to the acquisition of the Espoir Interest transfers or agrees to transfer all or a portion of the Espoir Interest to an unaffiliated third party (other than Petroci) for value pursuant to an arm's length transaction, in which case, the Espoir Value shall equal the value of consideration received by Acquiror or any of its subsidiaries (whether in the form of up-front cash payments, exchanged properties, overriding royalties or otherwise) divided by the fraction of the Espoir Interest which was transferred or agreed to be transferred. In the event the Company and Acquiror are unable to agree on the value of any noncash consideration paid or to be paid to Acquiror or any of its subsidiaries, such parties shall retain a mutually agreed upon independent petroleum engineer to determine such value, and his determination shall be binding upon the Company and Acquiror. The fees and expenses of such independent petroleum engineer shall be borne equally by the Company and Acquiror. If any portion of the Espoir Interest is assigned by the government of Cote d'Ivoire to Petroci or to any other person who has neither reviewed data related to the Espoir Blocks that was furnished by the Company or any Newfield company nor entered into an agreement regarding the Espoir Blocks with the Company or any Newfield company (an "Unrelated Person"), the Espoir Value as otherwise determined by this
Section 1.06(c) shall be proportionately reduced by eliminating a percentage of such Espoir Value equal to the percentage of the Espoir Interest held by all Unrelated Persons.

                 (d) Allocation of Consideration Received. The parties hereby recognize and agree that the contingent Espoir Payment Amount is being paid by Acquiror as consideration for the Company's interest in the development of the Espoir Blocks project.

         1.06    NIGERIAN VENTURE.

                 (a)      Subject to any right of offset pursuant to Section
7.11 of this Agreement, Acquiror hereby covenants and agrees that, in the event Acquiror, any other Newfield company or any joint venture (whether in the form of an entity or otherwise) in which any Newfield company holds an interest commits to a development program in or offshore of Nigeria pursuant to Nigeria's Petroleum Act and Petroleum (Drilling and Productions) Regulations at any time prior to the fifth anniversary of the Closing Date, Acquiror shall within 90 days after the commitment to such development program, pay to the Company, in immediately available funds by wire transfer to an account or accounts specified by the Company, a one-time payment in the amount of $1,000,000.

                 (b) Allocation of Consideration Received. The parties hereby recognize and agree that the contingent payment provided pursuant to this Section 1.06 is being paid by Acquiror as consideration for the Company's interest in the development of a project in Nigeria.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                OF HUFFCO TURKEY

         Huffco Turkey represents and warrants to Acquiror that:

         2.01 GOOD TITLE. Huffco Turkey is the sole record and beneficial owner of, and has good and valid title to, one Huffco China Share, free and clear of all liens, claims, encumbrances, options, voting trusts, voting agreements, proxies or other claims or charges of any nature whatsoever (other than resulting from this Agreement or established by the terms of the Memorandum and Articles of Association of Huffco China). Upon the transfer of such Huffco China Share to Acquiror pursuant to the terms of this Agreement, Acquiror shall be the owner of, and have good and valid title to, such Huffco China Share, free and clear of all liens, claims, encumbrances, options, voting trusts, voting agreements, proxies or other claims or charges of any nature whatsoever (other than resulting from this Agreement or established by the terms of the Memorandum and Articles of Association of Huffco China).

         2.02 ORGANIZATION AND QUALIFICATION. Huffco Turkey is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Huffco Turkey has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary.

         2.03 AUTHORITY. Huffco Turkey has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Huffco Turkey and the performance by Huffco Turkey of its obligations hereunder, including the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Huffco Turkey are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Huffco Turkey.

         2.04 VALIDITY OF AGREEMENT. Assuming the due authorization, execution and delivery hereof by Acquiror, this Agreement constitutes the legal, valid and binding obligation of Huffco Turkey enforceable in accordance with its terms, (a) except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to or affecting creditors' rights generally, and without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers and (b) subject to the limitations imposed by general rules of equity (regardless of whether such enforceability is considered at law or in equity).

              2.05    NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                 (a) The execution and delivery of this Agreement by Huffco Turkey does not, and the performance by Huffco Turkey of its obligations hereunder, including consummation of the transactions contemplated hereby, will not (i) conflict with or violate the Certificate of Incorporation or equivalent organizational documents, in each case as amended or restated, of Huffco Turkey or any of its subsidiaries, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule or regulation (collectively, "Laws") or any judgment, order, writ, injunction, determination, arbitration award or decree applicable to Huffco Turkey or any of its subsidiaries or by or to which any of their respective properties is bound or subject or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation or imposition of a mortgage, pledge, lien, security interest or other charge or encumbrance on any of the properties or assets of Huffco Turkey or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, authorization, franchise or other instrument or obligation to which Huffco Turkey or any of its subsidiaries is a party or by or to which Huffco Turkey or any of its subsidiaries or any of their respective properties is bound or subject.

                 (b) The execution and delivery of this Agreement by Huffco Turkey does not, and the performance by Huffco Turkey of its obligations hereunder, including consummation of the transactions contemplated hereby, will not, require Huffco Turkey to obtain any consent, license, permit, certificate, waiver, approval, authorization or order of, or to make any filing with or notification to, any foreign, federal, national, republic, provincial, state, territorial, county, municipal or city agency, department, commission, board, office, bureau, court, tribunal or any other political entity, aggregation, or subdivision of any of the foregoing (each, a "Governmental Entity"), except as disclosed in Schedule 2.05(b) hereto.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

         The Company represents and warrants to Acquiror that:

         3.01 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. The Company is a Delaware limited liability company, and the Company and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and the Company and each of its subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary.
Schedule 3.01(a) hereto sets forth a true and complete list of all the Company's directly or indirectly owned subsidiaries, together with the jurisdiction of incorporation or organization of each subsidiary, the jurisdictions in which each such subsidiary is qualified to conduct business and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by the Company or another subsidiary of the Company. Except (i) as set forth in Schedule 3.01(b) hereto or (ii) for subsidiaries of the Company set forth in Schedule 3.01(a) hereto, neither the Company nor any of its subsidiaries (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for, the capital stock or other equity interest of any corporation, partnership, limited liability company or other business entity.

         3.02 ORGANIZATIONAL DOCUMENTS. The Company has heretofore furnished to Acquiror complete and correct copies of the limited liability company agreement, articles of association or equivalent organizational documents, in each case as amended or restated to the date hereof, of the Company and each of its subsidiaries. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its limited liability company agreement, articles of association or equivalent organizational documents.

         3.03    CAPITALIZATION.

                 (a) Huffco China. The authorized capital of Huffco China amounts to U.S. $5,100 and consists of 5,000 Huffco China Shares and 1,125,000 Series "A" Preferred Shares, no par value ("Huffco China Preferred Shares").
Of the authorized Huffco China Shares, 100 are issued and outstanding, of such issued and outstanding shares, 99 are held of record and beneficially by the Company and one is held of record and beneficially by Huffco Turkey. As of the date of this Agreement, no Huffco China Preferred Shares were issued or outstanding. Prior to the Closing, Huffco China shall issue 1,125,000 Huffco China Preferred Shares to the Company. Such issued and outstanding Preferred Shares shall have the preferences, limitations and relative rights described in Exhibit A to this Agreement. No Huffco China Shares or Huffco China Preferred Shares are held by Huffco China in its treasury or by the Company's subsidiaries . Except as set forth above, there are no capital shares (including preferred shares) of, or other equity interests in, Huffco China authorized, issued, outstanding or reserved for issuance for any purpose.

                 (b) Huffco (West Africa) Inc. The authorized capital of Huffco (West Africa) Inc. amounts to U.S.$5,000 and consists of one class of shares with 5,000 shares, U.S.$1.00 par value per share ("Common Shares"). Of the authorized Common Shares, 100 will be issued to the Company prior to the Closing and will comprise all of the issued and outstanding shares of Huffco (West Africa) Inc. No Common Shares are held by Huffco (West Africa) Inc. in its treasury or by the Company's subsidiaries. Except as set forth above, there are no capital shares (including preferred shares) of, or other equity interests in, Huffco (West Africa) Inc. authorized, issued, outstanding or reserved for issuance for any purpose.

                 (c) Each of the issued capital shares of, or other equity interests in, each of the Company's subsidiaries is or, with respect to Huffco (West Africa) Inc., will be duly authorized, validly issued and, in the case of capital shares, fully paid and nonassessable, and has not been or, with respect to Huffco (West Africa) Inc., will not be issued in violation of, nor are any of the authorized capital shares of, or other equity interests in, the Company's subsidiaries subject to, any preemptive right, right of first refusal or similar rights created by statute, the articles of association or the equivalent organizational documents of any of the Company's subsidiaries, or any agreement to which the Company or any of its subsidiaries is a party or is bound, and all such issued shares or other equity interests of the Company's subsidiaries described on Schedule 3.01(a) hereto

("Subsidiary Shares"), except those shares shown as owned by Huffco Turkey, are owned or, with respect to Huffco (West Africa) Inc., will be owned by the Company or a subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's or such subsidiaries' voting rights, charges or other encumbrances of any nature whatsoever, except as resulting from this Agreement or established by the terms of the subsidiaries' organizational documents. Upon the transfer of such Subsidiary Shares to Acquiror pursuant to the terms of this Agreement, Acquiror shall be the owner of, and have good and valid title to, such Subsidiary Shares, free and clear of all liens, claims, encumbrances, options, voting trusts or agreements, proxies or other claims or charges of any nature whatsoever (other than resulting from this Agreement or established by the terms of the subsidiaries' organizational documents). No bonds, debentures, notes or other indebtedness of the Company's subsidiaries having the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which shareholders may vote ("Voting Debt") are issued or outstanding.

                 (d) There are no outstanding subscriptions, options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company or any of its subsidiaries is a party relating to the issued or unissued capital stock or other equity interests of the Company's subsidiaries (including any right or potential right to payment based in any manner upon, or calculated with reference to, the revenues, cash flow or earnings of any of the Company's subsidiaries) or obligating the Company or any of its subsidiaries to grant, issue or sell any shares of capital stock, Voting Debt or other equity interests of the Company's subsidiaries. Except as set forth on Schedule 3.03(d) hereto, there are no obligations, contingent or otherwise, (i) of any subsidiary of the Company to repurchase, redeem or otherwise acquire any shares or other capital stock of the Company or the capital stock or other equity interests of any subsidiary of the Company or (ii) of the Company or any subsidiary of the Company to purchase equity interests in, lend funds to or provide any guarantee with respect to the obligations of, any person. Except as set forth in Schedule 3.03(d) hereto, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings with respect to the voting of any shares of capital stock or other equity interests of any of the Company's subsidiaries.

         3.04 AUTHORITY. The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company.

         3.05 VALIDITY OF AGREEMENT. Assuming the due authorization, execution and delivery hereof by Acquiror, this Agreement constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms, (a) except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to or affecting creditors' rights generally, and the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers and (b) subject to the limitations imposed by general rules of equity (regardless of whether such enforceability is considered at law or in equity).

         3.06    NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                 (a) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder, including consummation of the transactions contemplated hereby, will not (i) conflict with or violate the limited liability company agreement, articles of association or equivalent organizational documents, in each case as amended or restated, of the Company or any of its subsidiaries, (ii) conflict with or violate any Laws or any judgment, order, writ, injunction, determination, arbitration award or decree applicable to the Company or any of its subsidiaries or by or to which any of their respective properties is bound or subject or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation or imposition of a mortgage, pledge, lien, security interest or other charge or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, authorization, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by or to which the Company or any of its subsidiaries or any of their respective properties is bound or subject.

                 (b) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder, including consummation of the transactions contemplated hereby, will not, require the Company to obtain any consent, license, permit, certificate, waiver, approval, authorization or order of, or to make any filing with or notification to, any Governmental Entity, except as disclosed in Schedule 3.06(b) hereto.

         3.07 PERMITS; COMPLIANCE. Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, identification and registration numbers, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits"). Schedule 3.07 hereto sets forth a list of each of the Company Permits and the jurisdiction issuing the same, all of which are in good standing and, to the Company's knowledge, not subject to meritorious challenge. Schedule 3.07 hereto also sets forth, as of the date of this Agreement, all actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that could reasonably be expected to result in the loss, suspension or revocation of a Company Permit. Except as set forth in Schedule
3.07 hereto, the Company and its subsidiaries are in material compliance with, and none of them has received from any Governmental Entity any written notice with respect to any non-compliance with, (i) any Law applicable to the Company or any of its subsidiaries or by or to which any of their respective properties is bound or subject, (ii) any judgment, order, writ, injunction determination, arbitration award or decree applicable to the Company or any of its subsidiaries or (iii) any of the Company Permits.

        3.08     FINANCIAL STATEMENTS.

                 (a) The Company has provided Acquiror with true, correct and complete copies of its (i) unaudited consolidated balance sheet as of, and its statements of operations and shareholders' equity and statement of cash flows for the year ended, December 31, 1996 and the notes related thereto and
(ii) unaudited consolidating balance sheet as of, and its statements of operations and stockholders' deficit and statement of cash flows for the three months ended, March 31, 1997 (collectively, the "Company Financial Statements"). Each of the Company Financial Statements (including, in each case, any related notes thereto) (i) has been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby (except (A) to the extent disclosed therein or required by changes in GAAP, or (B) as may be indicated in the notes thereto) and (ii) fairly present the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (subject, in the case of interim periods, to adjustments, consisting only of normal, recurring accruals, necessary to present fairly such results of operations and cash flows).

                 (b) Except (i) for reserves specifically reflected or accrued for (and only to the extent reflected or accrued for) in the balance sheet dated as of March 31, 1997 included in the Company Financial Statements (the "Balance Sheet"), (ii) for liabilities incurred in the ordinary course of business since March 31, 1997, or (iii) as otherwise disclosed in this Agreement or any schedule to this Agreement (including without limitation liabilities and obligations pursuant to the Contracts, Leases, Guarantees and Affiliate Agreements), none of the Company or any of its subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. To the knowledge of the Company, there is no basis for the assertion against the Company or any of its subsidiaries of any such liability or obligation not described in clauses (i),
(ii) or (iii) above.

         3.09 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement or as set forth in Schedule 3.09 hereto, since December 31, 1996 the Company and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice, and there has not been: (a) any damage, destruction or loss with respect to any property, assets or business of the Company or any of its subsidiaries that would constitute a Company Material Adverse Effect; (b) any material increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, performance awards (including, without limitation, the granting of stock appreciation rights or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to any of the directors, officers or employees of the Company or any of its subsidiaries except in the ordinary course of business and consistent with past practice; (c) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of the Company or any of its subsidiaries other than pursuant to this Agreement or in the ordinary course of business;
(d) any change in the financial condition, properties, assets, liabilities, business or operations of the Company or any of its subsidiaries, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, would or could reasonably be expected to constitute a Company Material Adverse Effect, other than operating results that have been generally consistent with the results reflected in the Company Financial Statements and any adverse changes affecting the oil industry in general; (e) any contingent liability incurred by the Company or any of its subsidiaries as guarantor or otherwise with respect to the obligations of others or any cancellation of any debt or claim owing to, or waiver of any right of, the Company or any of its subsidiaries; (f) any mortgage, encumbrance or lien placed on any of the properties of the Company or any of its subsidiaries that remains in existence on the date this representation is made;
(g) any payment or discharge of a material lien or liability of the Company or any of its subsidiaries that was not shown in the Company Financial Statements or incurred in the ordinary course of business thereafter; or (h) any agreement or understanding, whether in writing or otherwise, for the Company or any of its subsidiaries to take any of the actions specified in clauses (a) through
(g) above. The term "Company Material Adverse Effect" as used in this Agreement shall mean any change or effect that would or could reasonably be expected to be materially adverse to the assets, business, prospects, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, at the time of such change or effect.

         3.10 LITIGATION. Except as set forth on Schedule 3.10 hereto, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of the Company, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any properties or rights of the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries is specifically the subject of any executory judgment, order, writ, injunction, decree or award of any Governmental Entity, including without limitation any cease and desist order and any consent decree, settlement agreement or other similar written agreement with any Governmental Entity.

         3.11    EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

                 (a) Copies of Benefit Plans. Schedule 3.11(a) hereto provides a list of each Benefit Plan. True, correct and complete copies of each of such Benefit Plans, and related trusts, if applicable, including all amendments thereto, have been furnished to Acquiror. There have also been furnished to Acquiror, with respect to each such Benefit Plan required to file such report or description, the most recent report on Form 5500 and the summary plan description.

                   (b)      Employee Benefit Plan Compliance.

                          (i)     Neither the Company nor any of its
         subsidiaries contributes to or has an obligation to contribute to, nor has the Company or any of its subsidiaries at any time within six years prior to the date of this Agreement contributed to or had an obligation to contribute to, (A) a Plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or (B) a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

                          (ii) All obligations, whether arising by Law or by contract, required to be performed in connection with the Benefit Plans have been performed, and there have been no omissions, defaults or violations by any party with respect to any Benefit Plan or any Law applicable thereto.

                          (iii) Each Plan (as defined in Section 9.06) that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (A) satisfies the requirements of such section in all material respects, (B) has received a favorable determination letter from the Internal Revenue Service (the "IRS") regarding such qualified status and (C) has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would materially adversely affect such qualified status.

                          (iv) There is no matter pending (other than routine qualification determination filings) with respect to any of the Benefit Plans before the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC") or any other Governmental Entity.

                          (v) With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, that is not listed on
         Schedule 3.11(a) hereto but which is sponsored, maintained, or contributed to, or has been sponsored, maintained or contributed to within six years prior to the date of this Agreement, by any corporation, trade, business or entity under common control with the Company or any of its subsidiaries, within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA ("Commonly Controlled Entity"), (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the PBGC has been incurred by any Commonly Controlled Entity, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred and (D) all contributions (including installments) to such plan required by
         Section 302 of ERISA and Section 412 of the Code have been timely made.

                          (vi) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby
         (A) contravenes the terms of any Benefit Plan, (B) will require the Company or any of its subsidiaries to make a larger contribution to, or pay greater benefits under, any Benefit Plan than it otherwise would or (C) will create or give rise to any additional vested rights or service credits under any Benefit Plan.

                          (vii)   Neither the Company nor any of its
         subsidiaries (A) sponsors or maintains any defined benefit pension plan or (B) contributes to or has or had an obligation to contribute to a retirement plan for which the contribution is or was calculated either (1) on the basis of actuarial assumptions and methods or (2) on a basis other than a fixed amount per month.

                 (c)      No Additional Severance.  Except as set forth in
Schedule 3.11(c) hereto, neither the Company nor any of its subsidiaries is a party to any agreement, nor has the Company or any of its subsidiaries established any policy or practice requiring, nor does any applicable Law require, it to make a payment or provide any other form of compensation or benefit to any person performing services for the Company or any of its subsidiaries upon termination of such services that would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement, except the severance arrangements entered into in connection with the transactions contemplated by this Agreement and approved by Acquiror prior to Closing.

                 (d) No Excess Parachute Payments. In connection with the consummation of the transactions contemplated by this Agreement, no payments have or will be made under the Benefit Plans that, in the aggregate, would result in imposition of the sanctions imposed under Section 280G or Section 4999 of the Code.

                 (e) Amendment or Termination of Benefit Plans. Each Plan may be unilaterally amended or terminated in its entirety by the Company without violating the terms of such Benefit Plans or applicable Law and without liability except as to benefits accrued and vested thereunder prior to or upon such amendment or termination.

                 (f) Labor Matters. There are no collective bargaining or other labor union contracts to which the Company or its subsidiaries is a party applicable to persons employed by the Company or its subsidiaries and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries. There is no pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its subsidiaries. To the knowledge of the Company, none of the Company, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or its subsidiaries and there is no pending or, to the knowledge of the Company, threatened charge or complaint against the Company or any of its subsidiaries by the National Labor Relations Board or any other Governmental Entity. The Company and each of its subsidiaries have each complied with the Family and Medical Leave Act of 1993.

                 (g) Employment and Other Agreements. The Company has furnished to Acquiror true, correct and complete copies of each (i) employment agreement to which the Company or any of its subsidiaries is a party and (ii) other agreement between the Company or any of its subsidiaries and any employee or former employee that provides severance, health, deferred compensation or other employee benefit. Schedule 3.11(g) hereto lists each such document described in the preceding sentence.

                 (h) The Company has furnished to Acquiror a true and correct list of all employees of the Company and each of its subsidiaries as of April 30, 1997 and, with respect to each Affected Employee (as defined in Section 7.07 of this Agreement), (i) his or her annual salary or annualized hourly rate of pay, (ii) his or her expected annual bonus, if any, (iii) whether he or she is an active or inactive employee and, if applicable, the reason for inactive status, (iv) whether he or she is full-time (30 or more hours per week) or part-time (less than 30 hours per week), and (v) whether he or she is subject to or exempt from the provisions of the Fair Labor Standards Act.

         3.12    TAXES.  Except as set forth in Schedule 3.12 hereto:

                 (a) (i) all returns and reports ("Tax Returns") of or with respect to any Tax (as defined in Section 9.06 hereof) which are required to be filed with respect to the Company or any of its subsidiaries have been duly and timely filed, (ii) all information provided in each such Tax Return is true, correct and complete in all material respects, (iii) all Taxes shown as due on each such Tax Return that are payable by the Company or any of its subsidiaries have been timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to Company or any of its subsidiaries have been satisfied in all material respects, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, except any such tax for which adequate provision has been made in the Balance Sheet in accordance with GAAP and which is being contested in good faith;

                 (b) there is no claim pending against the Company or any of its subsidiaries for any material amount of Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to the Company or any of its subsidiaries;

                 (c) except for statutory liens for current Taxes not yet due, no liens for Taxes exist upon any of the assets of the Company or any of its subsidiaries; and

                 (d) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of the Company or any of its subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any tax of or with respect to the Company or any of its subsidiaries.

         3.13 CERTAIN BUSINESS PRACTICES. None of the Company, any of its subsidiaries or any directors, officers, agents or employees of the Company or any of its subsidiaries (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful purposes relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended.

         3.14    ENVIRONMENTAL MATTERS.

                 (a) Neither the Company nor any of its subsidiaries has any material liability under, nor is the Company or any of its subsidiaries in violation in any material respect of, any Environmental Law and neither the Company nor any of its subsidiaries has any liability to any non-Governmental Entity under any Environmental Law arising from exposure to or otherwise in connection with any Release or threatened Release of any Hazardous Material.

                 (b) For purposes of this Section 3.14, (i) "Hazardous Material" shall mean any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant or contaminant, as defined or regulated under any Environmental Law, or any other substance, exposure to which is regulated under any Environmental Law, (ii) "Environmental Law" shall mean and include any and all laws, common laws, statutes, ordinances, rules, regulations, codes, licenses, permits, consents, approvals, authorizations, orders, judgments, decrees, injunctions, requirements, agreements, or determinations of any Governmental Entity in any and all jurisdictions in which the Company presently or formerly owned, operated, leased, or used property, whether existing as of the date hereof, previously enforced, or subsequently enacted, that are related to (A) the protection, preservation, or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human or animal health or safety or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release, or disposal of any Hazardous Material; and (iii) "Release" shall mean and include any actual spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the environment in violation of applicable Law.

         3.15 CERTAIN AGREEMENTS. None of the Company or any of its subsidiaries is a party to, or bound by, any contract, agreement or organizational document that purports to restrict, by virtue of a noncompetition, territorial exclusivity or other provision covering such subject matter, the scope of the business or operations of the Company or any of its subsidiaries geographically or otherwise, except the Heads of Agreement dated November 1, 1996 regarding farmouts of properties from Chevron and AGIP in Nigeria, the Confidentiality Agreement between Kerr-McGee China Petroleum Ltd. and Huffco China dated March 1, 1996, the Letter Agreement between the Company and African Petroleum PLC dated December 20, 1996 and all other confidentiality agreements relating to data reviewed by the Company to which the Company is subject (to the extent restrictions on use of such data contained therein may be deemed to be covered by this Section).

         3.16 CONTRACTS AND COMMITMENTS. Schedule 3.16 hereto sets forth a list of (i) each contract or agreement to which the Company or any of its subsidiaries is a party or by which its or their property is bound ("Contracts"); (ii) all real or personal property leases to which any of the Company or any of its subsidiaries is a party ("Leases"); (iii) guarantees, or agreements to indemnify or be contingently liable for, the payment or performance by any other person or business entity to which the Company or any of its subsidiaries is a party ("Guarantees"); and (iv) contracts or other formal or informal understandings or agreements between the Company or any of its subsidiaries and any of its officers, directors, employees, consultants, agents or shareholders (or any of such shareholders' family members or affiliates) that will be binding upon Acquiror, any other Newfield company or any of the subsidiaries of the Company after the Closing ("Affiliate Agreements"). A true and complete copy of each Contract, Lease, Guarantee and Affiliate Agreement has been furnished to Acquiror prior to the date hereof. Except as specifically disclosed in Schedule 3.16 hereto, each of the Contracts, Leases, Guarantees and Affiliate Agreements constitutes the valid and legally binding obligation of the parties thereto and is in full force and effect without default on the part of any party thereto. Except as set forth in Schedule 3.16 hereto, no current or former shareholder, employee, consultant, officer or director, of the Company or any of its subsidiaries has any interest in any property, tangible, or intangible, including patents, trade secrets, other confidential business information, trademarks, service marks or trade names used in or pertaining to the business of the Company or any of its subsidiaries, except (with respect to shareholders) for the normal rights of a shareholder.

         3.17 INTELLECTUAL PROPERTY. The Company or one or more of its subsidiaries own, are licensed or otherwise have the right to use or sublicense, all foreign and domestic patents, trademarks (common law and registered), trademark registration applications, service marks (common law and registered), service mark registration applications, trade names and copyrights, copyright applications, trade secrets, know-how and other proprietary information as are necessary for the conduct of the business of the Company and its subsidiaries as currently conducted (the "Intellectual Property"). A list of all such patents, trademarks, service marks and copyrights is set forth on Schedule 3.17 hereto. Neither the Company nor any of its subsidiaries is currently in receipt of any notice of infringement or notice of conflict with the asserted rights of others in any patents, trademarks, service marks, trade names, trade secrets and copyrights owned or held by other persons. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or breach the terms of or cause any cancellation of any material license held by the Company or any of its subsidiaries with regard to any patent, trademark, service mark, trade name, trade secret or copyright, subject, however, to the provisions of Section 7.06 of this Agreement.

         3.18 BROKERS. No broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee, commission or payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         3.19 INSURANCE. Schedule 3.19 hereto sets forth a list of all policies of insurance currently held by the Company, any of its subsidiaries or Huffco Group, Inc. on behalf of the Company and its subsidiaries with respect to the business or operations of the Company or any of its subsidiaries (true and complete copies of which have been furnished to Acquiror). Such insurance policies are in full force and effect. The Company and its subsidiaries have given in a timely manner to their respective insurers all notices required to be given under such insurance policies with respect to all claims and actions covered by insurance, and, except as set forth in Schedule 3.19 hereto, no insurer has denied coverage of any such claims or actions or reserved it rights in respect of or rejected any of such claims. The execution of this Agreement and the consummation of the transactions contemplated hereby will not cause any such insurance policies held by the Company's subsidiaries to lapse, terminate or be canceled and will not result in any party thereto having the right to terminate or cancel such insurance policies; provided that the insurance policies maintained by Huffco Group, Inc. on behalf of the Company and its subsidiaries shall not be transferred pursuant to this Agreement.

         3.20 ASSETS. Except as set forth in Schedule 3.20 hereto, the Company or its subsidiaries have good and defensible title, free and clear of all liens and encumbrances, to all of the Company Assets (other than the Subsidiary Shares). Schedule 3.20 hereto sets forth a list of the Company Assets (other than the Subsidiary Shares) as of the date of this Agreement. Upon the transfer of the Company Assets (other than the Subsidiary Shares) the Acquiror, pursuant to the terms of this Agreement, will, except as set forth in
Schedule 3.20 hereto, have good and defensible title, free and clear of all liens and encumbrances, to the Company Assets (other than the Subsidiary Shares).

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

         Acquiror hereby represents and warrants to the Company and Huffco Turkey that:

         4.01 ORGANIZATION AND QUALIFICATION. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of the Bahamas. Acquiror has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary.

         4.02 AUTHORITY. Acquiror has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and the performance by Acquiror of its obligations hereunder, including the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror.

         4.03 VALIDITY OF AGREEMENT. Assuming the due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of Acquiror enforceable in accordance with its terms, (a) except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to or affecting creditors' rights generally, and without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers and (b) subject to the limitations imposed by general rules of equity (regardless of whether such enforceability is considered at law or in equity).

         4.04    NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                 (a) The execution and delivery of this Agreement by Acquiror does not, and performance of its obligations hereunder, including the consummation of the transactions contemplated hereby, will not (i) conflict with or violate Acquiror's Memorandum or Articles of Association, (ii) conflict with or violate any Laws in effect as of the date of this Agreement applicable to Acquiror or any other Newfield company or by or to which any of their properties is bound or subject or (iii) result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation or imposition of a mortgage, pledge, lien, security interest or other charge or encumbrance on any of the properties or assets of Acquiror or any other Newfield company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, authorization, franchise or other instrument or obligation to which Acquiror or any other Newfield company is a party or by or to which Acquiror or any other Newfield company or any of their respective properties is bound or subject.

                 (b) Except as described in Section 8.02(d) of this Agreement, the execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror, including the consummation of the transactions contemplated hereby, will not require Acquiror or any other Newfield company to obtain any consent, license, permit, certificate, waiver approval, authorization or order of, or to make any filing with or notification to, any Governmental Entities, except (i) the applicable requirements, if any, of the Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), the rules and regulations thereunder, any other applicable state or federal securities or blue sky laws and the New York Stock Exchange, Inc. (the "NYSE) or (ii) where the failure to obtain such consents, licenses, permits, certificates, waivers, approvals, authorizations or orders, or to make such filings or notifications could not reasonably be expected to have an Acquiror Material Event.

         4.05 PURCHASE PRICE. Acquiror has available to it sufficient funds to pay the Purchase Price at the Closing.

         4.06 BROKERS. No broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee, commission or payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror or any other Newfield company.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

         5.01 AFFIRMATIVE COVENANTS OF THE COMPANY. The Company hereby covenants and agrees that, prior to the Closing, unless otherwise expressly contemplated by this Agreement or consented to in writing by Acquiror, the Company will and will cause each of its subsidiaries to:

                 (a) operate its business in the usual and ordinary course consistent with past practices;

                 (b) use all reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective officers and employees and maintain its relationships with its respective suppliers and landlords;

                 (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies in quantities consistent with its customary business practice; and

                 (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to those currently maintained.

         5.02 NEGATIVE COVENANTS OF THE COMPANY. Except as expressly contemplated by this Agreement or otherwise consented to in writing by Acquiror, from the date of this Agreement until the Closing, the Company will not do, and will not permit any of its subsidiaries to do, any of the following:

                 (a) increase the compensation payable to or to become payable to any director, executive officer or employee; (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt or enter into any employee benefit plan or arrangement or (iv) except as may be required by applicable Law, amend, or take any other actions (including, without limitation, the acceleration of vesting, waiving of performance criteria or the adjustment of awards or any other actions permitted upon a "change in control" of the Company), with respect to any of the Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 3.11(g) of this Agreement, except the granting of the remaining authorized but unissued stock options under the Company's 1996 Nonqualified Share Option Plan (the "Option Plan");

                 (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of its or any of its subsidiaries' capital stock or other equity interests, except dividends by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company, except for the distribution of Huffco China Preferred Shares as contemplated by Section 3.03(a);

                 (c) (i) redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock, any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock (other than any such acquisition directly from any wholly owned subsidiary of the Company in exchange for capital contributions or loans to such subsidiary), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization of the Company or any of its subsidiaries; or (iii) split, combine or reclassify any of its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its subsidiaries' capital stock;

                 (d) issue (whether upon original issue or out of treasury), sell, grant, award, deliver or limit the voting rights of any shares of any class of its subsidiaries' capital stock, any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, except for the issuance of Huffco China Preferred Shares as contemplated by Section 3.03(a);

                 (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice and other than acquisitions of equity interests in African Petroleum/Huffco International Ltd., a Bahamas international business company, and AP Hydrocarbons Development Company Limited, a company formed in Nigeria, both in connection with the Company's proposed Nigerian project;

                 (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets or any assets of any of its subsidiaries, other than dispositions of used materials and equipment in the ordinary course of business;

                 (g) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to, or endorse, any Competing Transaction, or authorize any of the officers, directors, employees or agents of the Company or any of its subsidiaries or any agent, investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its subsidiaries to take any such action, and the Company shall promptly notify Acquiror or promptly provide Acquiror with a copy of all relevant terms of any such inquiries or proposals received by the Company or any of its subsidiaries. For purposes of this Agreement, the term "Competing Transaction" shall mean any proposal or offer from any person or entity (other than Acquiror or an affiliate of Acquiror) relating to any acquisition or purchase of all or (other than in the ordinary course of business) any material portion of the assets of, or any possible disposition or issuance of any capital stock or other equity interests in the Company or any of its subsidiaries (or any rights or securities exercisable for or convertible into any such capital stock or other equity interests) (other than pursuant to the Option Plan), or any merger or other business combination with, the Company or any of its subsidiaries;

                 (h) release any third party from its obligations under any confidentiality or other similar agreement relating to information material to the Company or any of its subsidiaries;

                 (i) propose to adopt any amendments to its limited liability company agreement, articles of association or equivalent organizational documents that would have an adverse effect on the consummation of the transactions contemplated by this Agreement;

                 (j)      with regard only to the subsidiaries of the Company,
(i) change any of its significant accounting policies or (ii) make or rescind any material express or deemed election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its material methods of reporting income or deductions for Tax purposes from those employed in the preparation of Tax returns for the taxable years ended December 31, 1995 and December 31, 1996 (as applicable), except, in the case of clause
(i) or clause (ii), as may be required by any Law or by GAAP;

                 (k) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument or under any financing lease, whether pursuant to a sale-and-leaseback transaction or otherwise, except in the ordinary course of business consistent with past practice and except for interest free advances from affiliates of the Company as necessary to enable the Company to pay operating expenses incurred in the ordinary course of business;

                 (l) enter into any material arrangement, agreement or contract with any third party other than an operating agreement covering Block 05/36, Gulf of Bohai, People's Republic of China, substantially in the form of the December 31, 1996 draft of such agreement provided to Acquiror, the Memorandum and Articles of Association of African Petroleum/Huffco International Ltd. as filed in the Commonwealth of the Bahamas on April 30, 1997, the Memorandum and Articles of Association of AP Hydrocarbons Development Limited (as presently existing), and the Option Agreement, Farmout Agreement and letter agreement among AP Hydrocarbons Development Limited, Nigerian National Petroleum Corporation and Chevron Nigeria Limited substantially in the form of the May 2, 1997 drafts of such agreements provided to Acquiror;

                 (m) take any action that reasonably could be expected to result in any of the conditions set forth in Article VIII not being satisfied; or

                 (n) agree in writing or otherwise to do any of the foregoing.

                                   ARTICLE VI

                           COVENANTS OF HUFFCO TURKEY

         6.01 COVENANTS OF HUFFCO TURKEY. Huffco Turkey covenants and agrees that, prior to the Closing, it will not:

                 (a) take any action that reasonably could be expected to result in any of the conditions set forth in Article VIII not being satisfied; or

                 (b) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to, or endorse, any Competing Transaction, or authorize any agent, investment banker, financial advisor, attorney, accountant or other representative retained by it to take any such action, and Huffco Turkey shall promptly notify Acquiror or promptly provide Acquiror with a copy of all relevant terms of any such inquiries or proposals received by it.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

         7.01 NOTIFICATION OF CERTAIN MATTERS. From the date of this Agreement through the Closing Date, the Company and Huffco Turkey, as appropriate, shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, orally and in writing, after any executive officer of the Company, Huffco Turkey or Acquiror, as applicable, becomes aware of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the party giving such notice contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing and (ii) any failure of the party giving such notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder within the time specified therefor.

         7.02    ACCESS AND INFORMATION.

                 (a) From the date of this Agreement through the Closing Date, the Company shall, and shall cause its subsidiaries to, (i) afford to Newfield companies and their officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Acquiror Representatives") access during ordinary business hours and at other reasonable times, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and (ii) furnish promptly to Acquiror and the Acquiror Representatives such information concerning the business, properties, contracts, records and personnel of the Company and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Acquiror or the Acquiror Representatives, in each case for the purpose of conducting an investigation of the affairs of the Company and its subsidiaries in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing provisions of this Section 7.02, the Company shall not be required to grant access or furnish information to the Acquiror Representatives to the extent that such access or the furnishing of such information is prohibited by any Law or contract. Acquiror's investigation shall be conducted, to the extent reasonably practicable, in a manner that minimizes any significant interference with the normal operations of the Company.

                 (b) Acquiror shall, and shall direct and use all reasonable efforts to cause the other Acquiror Representatives to, hold in confidence and not disclose (except to Acquiror Representatives or as required by applicable law, court order or the applicable rules of a stock exchange) all nonpublic information received from the Company or its representatives in connection with the transactions contemplated by this Agreement until the earlier of (i) the Closing, (ii) three years after the termination of this Agreement or (iii) such time as such information is otherwise publicly available, and, if this Agreement is terminated, Acquiror shall, and shall direct and use all reasonable efforts to cause the other Acquiror Representatives to, either destroy or deliver to the Company all documents, work papers and other materials (including copies) provided or based upon information provided by the Company or its representatives in connection with the transactions contemplated by this Agreement. In addition, from and after the Closing until the earlier of three years after the Closing or such time as such information is otherwise publicly available, Acquiror shall, and shall direct and use all reasonable efforts to cause the other Acquiror Representatives to, hold in confidence and not disclose (except as required by applicable law, court order or the applicable rules of a stock exchange) all nonpublic information regarding the members of the Company and agreements between the Company and its members received from the Company or its representatives in connection with the transactions contemplated by this Agreement.

                 (c) The Company shall, shall cause its subsidiaries to and shall direct and use all reasonable efforts to cause its and their officers, managers, directors, members, shareholders, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Company Representatives") to, hold in confidence and not disclose (except to other Company Representatives, as necessary or appropriate for purposes of tax returns and other governmental filings, as necessary or appropriate to defend itself against claims or as required by applicable law, court order or the applicable rules of a stock exchange) all nonpublic information (i) retained by the Company (to the extent it relates to any of the assets acquired or liabilities or obligations assumed by a Newfield company pursuant to this Agreement) or (ii) provided by a Newfield company or their representatives in connection with the transactions contemplated by this Agreement, pursuant to the provisions of Sections 7.09 or
7.13 of this Agreement or pursuant to the terms of the Huffco China Preferred Shares, in the case of clause (i), until the earlier of three years after the Closing or until such time as such information is otherwise publicly available and, in the case of clause (ii), until the earlier of three years after disclosure or such time as such information is otherwise publicly available.

         7.03    APPROPRIATE ACTION; CONSENTS; FILINGS.

                 (a) The Company, Huffco Turkey and Acquiror shall each use, and the Company and Acquiror shall cause each of their respective subsidiaries to use, all reasonable efforts promptly (i) to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) to obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by the Company, Huffco Turkey or Acquiror, respectively, or any of the Company's or Acquiror's respective subsidiaries, in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iii) to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Acquisition required under (A) the Exchange Act, the Securities Act, the rules and regulations thereunder and any other applicable federal or state securities laws and (B) any other applicable Law; provided that the Company, Huffco Turkey and Acquiror shall cooperate with each other in connection with the making of all such filings. The Company shall furnish all information reasonably requested by Acquiror for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement.

                 (b) The Company, Huffco Turkey and Acquiror agree, and Acquiror and the Company shall cause each of their respective subsidiaries, to cooperate and to use all reasonable efforts, not requiring the expenditure of material funds or the transfer of material rights or assets, to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that is in effect and that restricts, prevents or prohibits the consummation of the Acquisition or any other transactions contemplated by this Agreement.

                 (c) The Company, Huffco Turkey and Acquiror shall each promptly give (or shall cause their respective subsidiaries to give) any notices regarding the Acquisition, this Agreement or the transactions contemplated hereby to third parties required by Law or by any contract, license, lease or other agreement to which such person is a party or by which such person is bound, and use (and cause its subsidiaries to use) all reasonable efforts, not requiring the expenditure of material funds or the transfer of material rights or assets, to obtain any third party consents (i) necessary to consummate the transactions contemplated by this Agreement, (ii) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated by this Agreement or (iii) required to prevent a Company Material Adverse Effect from occurring after the Closing.

                 (d) If the Company, Huffco Turkey or Acquiror shall fail to obtain any third party consent described in subsection (c)(i) above, the parties shall consult and cooperate regarding the reasonable actions that can be taken to limit the adverse effect upon the Company, Acquiror, their respective subsidiaries and businesses resulting, or which could reasonably be expected to result after the Closing, from the failure to obtain such consent.

                 (e) Acquiror covenants and agrees that, prior to the Closing, Acquiror will not take any action that reasonably could be expected to result in any of the conditions set forth in Article VIII not being satisfied.

         7.04 PUBLIC ANNOUNCEMENTS. Acquiror and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the Acquisition and shall not issue any press release or other written statement to the public prior to or at the time of the Closing without the prior written consent of the other party, such consent not to be unreasonably withheld; provided, however, that a party may, without consulting with and, if applicable, obtaining the approval of the other party, issue a press release or make a public statement if required by applicable Law or the rules of the NYSE if such party has used commercially reasonable efforts to consult with and, if applicable, obtain the approval of the other party but has been unable to do so in a timely manner.

         7.05 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Acquiror (with respect to expenses incurred by Acquiror) and by the Company (with respect to expenses incurred by the Company or Huffco Turkey); provided that the parties recognize that the expenses paid by the Company prior to Closing shall reduce the assets transferred to Acquiror or increase the Assumed Liabilities assumed by Acquiror.

         7.06 USE OF HUFFCO NAME. Within 60 days after the Closing Date, Acquiror will eliminate the word "Huffco" from its and its subsidiaries' properties and facilities; provided, however, that Acquiror shall have up to six months to eliminate the word "Huffco" in any particular case if such elimination would have an adverse impact on operations with respect to Block 05/36, Gulf of Bohai, People's Republic of China. Except for the periods described above, Acquiror and its subsidiaries shall have no right to use the name "Huffco."

         7.07    EMPLOYEES.

                 (a) Acquiror or another Newfield company has made offers to employ, effective as of the Closing Date, all employees of the Company who are named on Schedule 7.07 hereto and who are employed by the Company immediately prior to the Closing Date (the "Affected Employees") on the terms and conditions set forth in the offer letters from Acquiror.

                 (b) Acquiror or another Newfield company shall offer to each Affected Employee who accepts employment with a Newfield company coverage under a group health plan (as defined in Section 5000(b)(1) of the Code) that (i) provides medical and dental benefits to such Affected Employee and his eligible dependents as of the Closing Date, (ii) credits such Affected Employee with any deductibles already incurred during 1997 under the Company's group health plan, and (iii) waives any pre-existing condition restrictions (or, alternatively, Acquiror may make arrangements mutually acceptable with the Company for continuing coverage of pre-existing conditions pursuant to Part 6 of Title I of ERISA (COBRA) under Huffco Group, Inc.'s group health plan).

                 (c) If Acquiror involuntarily terminates the employment of an Affected Employee who accepts employment with a Newfield company without cause prior to the first anniversary of the Closing Date, Acquiror agrees to pay such terminated Affected Employee an amount of severance pay equal to the product of (i) one month's salary, as determined at the date of this Agreement, multiplied by (ii) such Affected Employee's number of full years of service for the Company as shown on Schedule 7.07 hereto, but not to exceed 12 months' salary. "Cause" for this purpose shall mean conduct such as fraud, embezzlement, theft, commission of a felony, or other criminal act against Acquiror or any of its subsidiaries, dishonesty in the course of employment, or substantial continued failure to perform duties.

         7.08 REPLACEMENT OF BONDS, LETTERS OF CREDIT AND GUARANTEES. Promptly following Closing, Acquiror shall obtain, or cause to be obtained in the name of Acquiror, replacements for all bonds, letters of credit and guarantees posted by the Company with any Governmental Entity and relating to the Company Assets, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by the Company or to consummate the transactions contemplated by this Agreement.

         7.09 RECORDS. The Company may retain duplicate copies of all of its files, records, data and other information ("Records") that may be reasonably useful or necessary for tax or accounting purposes ("Tax Records") and shall retain (and there shall be excluded from the Company Assets) all Records relating to the negotiation and consummation of the transactions contemplated by this Agreement and all Records, the transfer of which is prevented by third party agreement or applicable law. Acquiror shall, until the termination of the applicable statute of limitations for federal income tax purposes, (i) retain the Tax Records, (ii) make the Tax Records available to the Company, its members, and each such person's officers, employees, advisors and representatives upon reasonable notice during normal business hours and
(iii) furnish copies of any and all such Tax Records to any such person at such person's expense. In addition, the Company and its managers, officers, employees, advisors and representatives shall have the right upon reasonable prior notice to inspect and copy, during normal business hours and at their expense, books, records and copies of contracts affecting the Company's entitlement to, and the calculation of, the Contingent Payments, and any member of the Company shall have access for such purpose in connection with the bona fide proposed exercise of options or other rights to acquire shares or other equity interests in the Company.

         7.10 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as otherwise expressly provided in this Agreement, the parties' representations, warranties, covenants and agreements set forth in or made pursuant to this Agreement shall survive the Closing for the following periods following the Closing Date:

                 (a) The representations and warranties of the parties (other than the representations and warranties set forth in Sections 2.01, 2.03, 3.01, 3.02, 3.03, 3.04, 3.13, 3.18, 4.01, 4.02 and 4.05) shall survive for three years.

                 (b)      The representations and warranties set forth in
Section 3.13 shall survive for five years.

                 (c) The covenants and agreements of the parties set forth in Sections 5.01, 5.02, 6.01, 7.01,7.02(a) and 7.03(e) shall survive for three years.

                 (d) All other representations, warranties, covenants and agreements shall survive without limitation as to time.

Representations and warranties in the certificates delivered by the parties pursuant to Sections 8.02(a), 8.02(b), 8.03(a) and 8.03(b) shall survive Closing for the same periods of time as the respective representations, warranties, covenants and agreements to which they refer. No investigation by any party hereto made heretofore or hereafter shall affect the representations and warranties of the other parties hereto and each such representation and warranty shall survive such investigation and the Closing for the period described above. The last day, if any, of the survival period of any representation, warranty, covenant or agreement is hereinafter referred to as the "Termination Date." Representations, warranties, covenants and agreements set forth in this Agreement shall terminate and be of no further force or effect after the applicable Termination Date (if any); provided, however, that there shall be no such termination of any representation, warranty, covenant or agreement with respect to a bona fide claim asserted with respect thereto prior to the applicable Termination Date in accordance with the terms of Section 7.11.

         7.11    INDEMNIFICATION.

                 (a) Indemnification by the Company. From and after the Closing and subject to the terms and conditions of this Section 7.11, the Company hereby agrees to indemnify, defend and hold harmless Acquiror and the other Newfield companies (including the Company's subsidiaries after the Closing) and each of their directors, officers, managers, members, employees, agents, consultants, affiliates and controlling persons (hereinafter, the "Acquiror Indemnified Parties") from and against all Losses (as defined below) (INCLUDING, WITHOUT LIMITATION, LOSSES RESULTING FROM THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, OR STRICT LIABILITY, OF ANY OF THE ACQUIROR INDEMNIFIED PARTIES) asserted against, imposed upon or incurred by any Acquiror Indemnified Party, directly or indirectly, by reason of, arising out of, or resulting from
(i) the inaccuracy or breach of any representation or warranty of the Company or Huffco Turkey contained in or made pursuant to this Agreement; (ii) the breach of any covenant or agreement of the Company or Huffco Turkey contained in or made pursuant to this Agreement; (iii) the matters set forth on Schedule 1.01(a) or Schedule 1.01(c) hereto, (iv) the ownership, operations, business or conduct of the Company following the Closing (v) the Company's or any of its subsidiaries employment practices, relationships or agreements (including any payments made or costs and expenses incurred pursuant to those certain letter agreements with Messrs. Saxby, Robinson and Finlay relating to foreign citizens' repatriation to their home countries) prior to the Closing (other than (A) accrued obligations of the Company for wages, salaries, bonuses and other compensation, reimbursements and benefits under Benefits Plans incurred in the ordinary course of business and
(B) severance and other payments made within six months of the Closing Date in connection with the termination of employment of employees of the Company after March 31, 1997 but at or before the Closing, in an amount not to exceed $327,000, (vi) violations or alleged violations by the Company or any of its subsidiaries prior to the Closing of any license with respect to proprietary information or any confidentiality or similar agreement, and (vii) any member's ownership of Company Shares prior to the Closing or relationship with the Company as a member or shareholder prior to the Closing. As used in this
Section 7.11, the term "Losses" shall include (i) all debts, liabilities and obligations, (ii) all losses, damages, reasonable costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter) penalties, court costs and reasonable attorneys' fees and expenses and (iii) all demands, claims, actions, costs of investigation, causes of action, proceedings, arbitrations, judgments, settlements and assessments, whether or not ultimately determined to be valid.

                     (b)      Indemnification by Acquiror.

                          (i)     From and after the Closing and subject to the
terms and conditions of this Section 7.11, Acquiror hereby agrees to indemnify, defend and hold harmless the Sellers and each of their directors, officers, managers, members, employees, agents, consultants, affiliates and controlling persons (hereinafter, collectively, the "Seller Indemnified Parties") from and against all Losses (INCLUDING, WITHOUT LIMITATION, LOSSES RESULTING FROM THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, OR STRICT LIABILITY, OF ANY OF THE SELLER INDEMNIFIED PARTIES) asserted against, imposed upon or incurred by any Seller Indemnified Party, directly or indirectly, by reason of, arising out of, or resulting from (A) the inaccuracy or breach of any representation or warranty of Acquiror contained in or made pursuant to this Agreement; (B) the breach of any covenant or agreement of Acquiror contained in or made pursuant to this Agreement; (C) except to the extent that any Acquiror Indemnified Party is entitled to the protections or benefits of Section 7.11(a) with respect to a particular matter, the ownership, operations, business or conduct of the Company Assets following the Closing or (D) except to the extent that any Acquiror Indemnified Party is entitled to the protections or benefits of
Section 7.11(a) with respect to a particular matter, the Assumed Liabilities.

                          (ii)    From and after the Closing and subject to the
terms and conditions of this Section 7.11, Acquiror hereby agrees to indemnify, defend and hold harmless each present or former officer, manager and member of the Company from and against all Losses (INCLUDING WITHOUT LIMITATION LOSSES RESULTING FROM THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, OR STRICT LIABILITY, OF ANY SUCH PERSON) asserted against, imposed upon or incurred by any such person in their capacity as a present or former officer, manager or member of the Company, directly or indirectly, by reason of, arising out of, or resulting from the Assumed Liabilities, provided that such Losses shall be included in the Losses for which any of the Acquiror Indemnified Parties are entitled to indemnification by the Company under Section 7.11(a) to the extent that any of the Acquiror Indemnified Parties would have been entitled to such indemnification if such Losses had been suffered directly by any such Acquiror Indemnified Party.

                 (c)      Deductible; Method of Payment; Time Limit; De Minimis
Losses.

                          (i)     Notwithstanding the foregoing, no
indemnification obligation pursuant to clauses (i), (ii), (v), (vi) or (vii) of
Section 7.11(a) shall arise until the aggregate of all Losses pursuant to such clauses exceeds $100,000; thereafter indemnification obligations pursuant to such clauses shall be satisfied as provided for herein for all Losses in excess of such $100,000 deductible; provided, however, that any Losses resulting from the inaccuracy or breach of any of the representations and warranties set forth in Section 3.13 of this Agreement shall not be subject to the foregoing limitation.

                          (ii)    All indemnification obligations pursuant to
clauses (i), (ii), (v), (vi) or (vii) of Section 7.11(a) (except for those relating to the inaccuracy or breach of any of the representations and warranties set forth in Section 3.13) shall be satisfied only out of amounts, if any, paid or payable to the Company with respect to the Contingent Payments or the Huffco China Preferred Shares (collectively, the "Contingent Rights"), or paid or payable for the purchase of any such Contingent Rights, prior to the eighth anniversary of the Closing Date and not previously expended or distributed by the Company to its members in accordance with the terms of this paragraph (ii). Such indemnification obligations shall be nonrecourse to the Company, except to the extent described in the preceding sentence. The Company agrees that until all indemnification claims for which a Claim Notice (as defined below) has been timely served by an Acquiror Indemnified Party (whether pursuant to clauses (i), (ii), (v), (vi) or (vii) of Section 7.11(a) or otherwise) have been resolved and satisfied, it shall retain, and not distribute to its members or otherwise expend, amounts paid with respect to the Contingent Rights prior to the eighth anniversary of the Closing Date, up to the total amount of the indemnification claims remaining unsatisfied. The Company further acknowledges and agrees that once the Company and the Acquiror have agreed upon the amount of any claim by an Acquiror Indemnified Party, the Acquiror or any other Newfield company, as appropriate, shall be entitled to offset such amount against amounts thereafter payable by Acquiror or such other Newfield company with respect to the Contingent Rights prior to the eighth anniversary of the Closing Date. The Company shall be entitled to expend or distribute to its members amounts received with respect to the Contingent Rights in excess of indemnification claims by the Acquiror Indemnified Parties that remain unresolved and unsatisfied at the time of such expenditure or distribution and the Acquiror Indemnified Parties shall have no right to recover such expenditures or distributions.

                          (iii)   The Indemnifying Party shall satisfy all
indemnification obligations pursuant to this Section 7.11 (other than obligations pursuant to clauses (i), (ii), (v), (vi) or (vii) of Section 7.11(a) unless relating to the inaccuracy or breach of any of the representations and warranties set forth in Section 3.13) promptly after the later of the expiration of the Notice Period (as defined below) or the resolution of any Notice of Disagreement with respect to such obligation.

                          (iv)    The obligations set forth in (A) Sections
7.11(a)(i), 7.11(a)(ii), 7.11(b)(i)(A) and 7.11(b)(i)(B) shall terminate and be of no further force and effect on the applicable Termination Date with respect to a particular representation, warranty, covenant or agreement, (B) Section 7.11(a)(v) shall terminate and be of no further force and effect on the second anniversary of the Closing Date and (C) Sections 7.11(a)(vi) and 7.11(a)(vii) shall terminate and be of no further force and effect on the third anniversary of the Closing Date; provided, however, that there shall be no such termination of any such obligation with respect to a bona fide claim asserted with respect thereto prior to the applicable termination date in accordance with the provisions of Section 7.11(d). The other indemnity obligations in this Section 7.11 shall continue without time limit.

                          (v)     Notwithstanding the foregoing, an
indemnification obligation pursuant to clauses (i) and (ii) of Section 7.11(a) shall arise only with respect to any Loss or series of related Losses that is or are equal to or greater than $2,000.

                          (vi)    The amount of an Indemnified Party's claim
for indemnification shall be reduced by the amount of any insurance proceeds realized by the Indemnified Party (net of collection and additional or increased insurance premium costs).

                 (d) Assertion of Claims. All claims for indemnification by any of the Seller Indemnified Parties or any of the Buyer Indemnified Parties pursuant to this Section 7.11 shall be asserted and resolved as follows:

                          (i)     Any person claiming indemnification pursuant
to this Section 7.11 is hereinafter referred to as an "Indemnified Party" and any person against whom such claims are asserted is hereinafter referred to as an "Indemnifying Party." If any Indemnified Party has a claim for Losses against any Indemnifying Party pursuant to this Section 7.11, such Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Losses in writing, specifying the nature of and specific basis for such Losses and indemnity claim and the amount or estimated amount thereof to the extent then feasible and including a copy of all papers (if any) served with respect to such claim (a "Claim Notice"). Notwithstanding the foregoing, failure to deliver a Claim Notice with reasonable promptness shall have no effect on the obligations of the Indemnifying Party except to the extent that such Indemnifying Party is actually prejudiced thereby. If an Indemnifying Party does not provide the Indemnified Party with a Notice of Disagreement (as defined below) within 30 days from the date of effectiveness of a Claim Notice, in each case given in accordance with the provisions of Section 9.07 of this Agreement (the "Notice Period"), the amount of such Losses shall, subject to the terms of this Section 7.11, be conclusively deemed an indemnification obligation of the Indemnifying Party.

                          (ii)    If, upon receipt of a Claim Notice, the
Indemnifying Party believes in good faith that the Indemnified Party is not entitled to all or part of the indemnification described therein, then the Indemnifying Party may provide the Indemnified Party with written notice of such disagreement (a "Notice of Disagreement"). Such Notice of Disagreement shall specify in reasonable detail the basis for such disagreement.
Thereafter, the Indemnified party and the Indemnifying Party shall negotiate in good faith and use all reasonable efforts to resolve any matters set forth in the Notice of Disagreement for a reasonable period of time.

                          (iii)   If any Losses (other than Losses arising out
of or resulting from the matters described in Section 7.11(a)(iii) or (a)(iv)) are asserted against or sought to be collected from an Indemnified Party by a third party, Acquiror shall defend by all appropriate proceedings with counsel of its choice and use all reasonable efforts to settle such claims or prosecute such proceedings to their conclusion. If the Company desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by Acquiror, the

Company and any other Indemnified Party shall provide reasonable assistance to Acquiror and its counsel in such defense or settlement. Notwithstanding the foregoing, the Company is hereby authorized (A) prior to and during the Notice Period, to file any motion, answer or other pleading that it deems necessary or appropriate to protect its interests or those of the Indemnified or Indemnifying Party and that is not prejudicial to the Indemnifying Party and
(B) during any period that Acquiror does not comply with its obligations pursuant to this clause (iii), to take all actions that it deems necessary or appropriate to protect its interests.

                          (iv)    If any Losses arising out of or resulting
from the matters described in Section 7.11(a)(iii) or (a)(iv) are asserted against or sought to be collected from an Indemnified Party by a third party, the Company shall defend by all appropriate proceedings with counsel of its choice and use all reasonable efforts to settle such claims or prosecute such proceedings to their conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Company, Acquiror and any other Indemnified Party shall assist the Company and its counsel in such defense or settlement. Notwithstanding the foregoing, any Indemnified Party is hereby authorized (A) prior to and during the Notice Period, to file any motion, answer or other pleading that it deems necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party and (B) during any period that the Company does not comply with its obligations pursuant to this clause (iv), to take all actions that it deems necessary or appropriate to protect its interests.

                          (v)     Notwithstanding the foregoing, prior to
settling any claim with a third party, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement of the claim. The Indemnifying Party shall have the option for 15 days following receipt of such notice to (i) admit in writing liability for the claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement. If the Indemnified Party settles any such claim without notifying the Indemnifying Party or over the timely objection of the Indemnifying Party after it admits its liability in writing, the Indemnified Party shall thereby waive any right to indemnity therefor and shall indemnify the Indemnifying Party with respect thereto.

                          (vi)    The rights and remedies in this Section 7.11
shall be the exclusive rights and remedies of the parties with respect to breaches of the representations, warranties, covenants and agreements contained in Articles II, III, IV, V, VI, 7.01, 7.02(a) and 7.03(e) and in the certificates delivered at Closing pursuant to Sections 8.02(a), 8.02(b), 8.03(a) and 8.03(b).

         7.12    SCOPE OF REPRESENTATIONS AND WARRANTIES.

                 (a)      Except as and to the extent expressly set forth in
Article II and in Article III and in the certificates to be delivered by Sellers pursuant to Section 8.02(a) at Closing, Sellers make no, and disclaim any, representations or warranties whatsoever, whether express or implied. Each Seller disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to Acquiror, its affiliates, or any stockholder, officer, director, employee, agent, advisor or representative of Acquiror (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any representative of either Seller or any other person), wherever and however made. Without limiting the foregoing, each

Seller makes no representation or warranty as to (i) the amounts, value, quality or deliverability of hydrocarbons from the Company Assets or assets being sold by Huffco Turkey, (ii) any geological, geophysical or other interpretations with respect to the Company Assets or assets being sold by Huffco Turkey and (iii) any economic forecasts, in each case whether contained in any material furnished to Acquiror by either Seller, its officers, directors, employees, agents, advisors or representatives, or otherwise.

                 (b)      Except as and to the extent expressly set forth in
Article IV and in the certificate to be delivered by Acquiror pursuant to
Section 8.03(a) at Closing, Acquiror makes no, and disclaims any, representations or warranties whatsoever, whether express or implied. Acquiror disclaims all liability and responsibility for any other statement or information made or communicated (orally or in writing) to either Seller, its affiliates or any stockholder, officer, director, employee, agent, advisor, or representative of either (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any representative of Acquiror or any other person), wherever and however made.

         7.13    CERTAIN TAX MATTERS.

                 (a) Huffco China shall be treated as a partnership for United States federal income tax purposes and the parties hereto (and their affiliates) will characterize Huffco China as a partnership in any tax return, statement, report or other filing made by any of them that relates to Huffco China's status as a partnership for United States federal income tax purposes.

                 (b) The Company shall be responsible for preparing and filing the United States federal income tax partnership returns of Huffco China for the 1996 calendar year and for the short taxable year beginning on January 1, 1997 and ending on the Closing Date. Any such return shall be prepared on a basis consistent with any prior such returns of Huffco China. The Company will file a timely election under Section 754 of the Code to adjust the basis of the assets of Huffco China in the manner provided in Sections 743 and 734 of the Code. Acquiror and its affiliates shall cooperate with the Company and shall make available to the Company all necessary books and records and timely take all action necessary to allow the Company to prepare and file any such return and make such election.

         7.14 FURTHER ASSURANCES. The parties hereto agree to take or cause to be taken such further action or deliver or cause to be delivered such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement or the transactions contemplated hereby.

         7.15 REPURCHASE OF HUFFCO CHINA PREFERRED SHARES. At a mutually acceptable time between four and six years after the Closing Date, Acquiror and the Company agree to use all reasonable efforts to negotiate and enter into a mutually acceptable agreement providing for the sale of the Huffco China Preferred Shares to a Newfield company for a purchase price equal to the amount that would be paid by a willing buyer to a willing seller, each under no compulsion to buy or sell, and payable either in cash or in other consideration, as the parties may agree. If no agreement has been signed by the sixth anniversary of the Closing Date, this Section 7.15 shall terminate. To assist in their negotiations, the parties may retain an independent petroleum engineering firm acceptable to the Acquiror and the Company. Such engineering firm shall determine the fair market value of the Huffco China Preferred Shares, based on the price that a willing buyer would pay to a willing seller when each is under no compulsion to buy or sell, and shall report such value and the basis for such value to the parties within 90 days of receipt of the parties' request. All maps, calculations and other work papers of the engineering firm shall be made available to either party at its request. Fees and expenses of the engineering firm shall be borne equally by the parties.

                                  ARTICLE VIII

                                   CONDITIONS

         8.01 CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY. The respective obligations of Acquiror, the Company and Huffco Turkey to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, by the agreement of the parties to the extent permitted by applicable Law:

                 (a) no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order which is in effect and which has the effect of making the Acquisition or the other transactions contemplated in this Agreement illegal or otherwise prohibiting consummation of the Acquisition or such other transactions; and

                 (b) subscription agreements, substantially in the form of Exhibits B and C hereto, shall have been executed and delivered by the parties thereto.

         8.02 CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR. The obligations of Acquiror to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Acquiror, in whole or in part, to the extent permitted by applicable Law:

                 (a) each of the representations and warranties of the Company and Huffco Turkey contained in this Agreement shall be true and correct in all material respects (without duplication of any materiality exception contained in any individual representation and warranty) as of the date of this Agreement and as of the Closing as though made again as of the Closing. Acquiror shall have received a certificate (i) of the President and the Vice President and Managing Director of the Company, dated the Closing Date, to such effect as it relates to the Company and (ii) of the President of Huffco Turkey, dated the Closing Date, to such effect as it relates to Huffco Turkey;

                 (b) the Company and Huffco Turkey shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company or Huffco Turkey on or prior to the Closing. Acquiror shall have received a certificate (i) of the President and the Vice President and Managing Director of the Company, dated the Closing Date, to such effect as it relates to the Company and (ii) of the President of Huffco Turkey, dated the Closing Date, to such effect as it relates to Huffco Turkey;

                 (c) the resignations, effective at Closing, of each of directors and officers of Huffco China and Huffco (West Africa) Inc. shall have been delivered to Acquiror;

                 (d) all consent, notification and approval requirements with respect to Block 05/36, Gulf of Bohai, People's Republic of China that Acquiror reasonably believes are necessary or advisable in connection with the transactions contemplated by this Agreement shall have been satisfied;

                 (e) the Company and Huffco Turkey shall have executed and delivered to Acquiror a general assignment and bill of sale substantially in the form of Exhibit D hereto and all such documents, instruments and certificates as are reasonably necessary to effect the transfer of the Subsidiary Shares (other than the Huffco China Preferred Shares) to Acquiror;

                 (f) the Company and Acquiror shall have received releases from employees and former employees of the Company to an extent satisfactory to Acquiror in its sole discretion; and

                 (g) Huffco Group, Inc. and its affiliates shall have transferred to the Company all of the assets held by such persons on the date of this Agreement of the type described in Schedule 3.20 hereto.

         8.03 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND HUFFCO TURKEY. The obligations of the Company and Huffco Turkey to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by the Company and Huffco Turkey, in whole or in part, to the extent permitted by applicable Law:

                 (a) each of the representations and warranties of Acquiror contained in this Agreement shall be true and correct in all material respects (without duplication of any materiality exception contained in any individual representation and warranty) as of the date of this Agreement and as of the Closing as though made again as of the Closing. The Company and Huffco Turkey shall have received a certificate of the President and the Treasurer of Acquiror, dated the Closing Date, to such effect;

                 (b) Acquiror shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing. The Company and Huffco Turkey shall have received a certificate of the President and the Treasurer of Acquiror, dated the Closing Date, to such effect;

                 (c) Acquiror shall have executed and delivered to the Company an assumption agreement substantially in the form of Exhibit E hereto;

                 (d) Acquiror shall have (i) paid the cash Purchase Price to the Company and Huffco Turkey as provided in Article I;

                 (e) the Company and Acquiror shall have received releases from employees and former employees of the Company to an extent satisfactory to the Company in its sole discretion; and

                 (f) Newfield shall have executed and delivered a guaranty and indemnity agreement substantially in the form of Exhibit F hereto.

                                   ARTICLE IX

                                 MISCELLANEOUS

         9.01 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

                 (a)      by mutual consent of Acquiror and the Company;

                 (b) by Acquiror or the Company if the Closing has not occurred on or before 45 days from the date of this Agreement;

                 (c) by Acquiror, upon a material breach of any covenant or agreement on the part of the Company or Huffco Turkey set forth in this Agreement, or if any representation or warranty of the Company or Huffco Turkey shall have become untrue, in either case such that the conditions set forth in
Section 8.02(a) or Section 8.02(b) would not be satisfied (a "Terminating Company Breach"); provided that, if such Termination Company Breach is curable by the Company or Huffco Turkey through the exercise of reasonable efforts and for so long as the Company or Huffco Turkey continues to exercise such reasonable efforts, Acquiror may not terminate this Agreement under this
Section 9.01(c);

                 (d) by the Company or Huffco Turkey, upon a material breach of any covenant or agreement on the part of Acquiror set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) or
Section 8.03(b) would not be satisfied (a "Terminating Acquiror Breach"); provided that, if such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable efforts and for so long as Acquiror continues to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 9.02(d); or

                 (e) by Acquiror or the Company, if there shall be any Order which is final and nonappealable preventing the consummation of the Acquisition, unless the party relying on such Order has not complied with its obligations under Section 7.03(b).

         9.02 EFFECT OF TERMINATION. In the event of any termination of this Agreement pursuant to Section 9.01, the Company and Acquiror shall have no obligation or liability to each other except that (i) the provisions of Section
7.05 shall survive any such termination, and (ii) nothing herein and no termination pursuant hereto will relieve any party from liability for its willful or negligent failure to comply with its covenants and agreements in this Agreement.

         9.03 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof to the extent permitted by applicable Law. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto. The waiver by any party hereto of any condition or of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach.

         9.04 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof. Neither this Agreement nor any document delivered in connection with this Agreement confers upon any person not a party hereto any rights or remedies hereunder, except in the case of Section 7.11.

         9.05 ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Acquiror may, upon notice to the Company, assign or delegate its rights and obligations under this Agreement or any part hereof to one or more direct or indirect wholly owned subsidiaries of Newfield, but no such assignment shall in any way operate to enlarge, alter or change any obligation of or due to the Company or Huffco Turkey or relieve Acquiror of its obligations hereunder and provided that any affiliate receiving an assignment of all or a majority of Acquiror's right to receive the Huffco China Shares shall also assume all of Acquiror's obligations pursuant to Section 7.11. Except as set forth in this Agreement, this Agreement shall not be assignable by any party hereto without the consent of the other parties hereto.

         9.06 CERTAIN DEFINITIONS. For the purposes of this Agreement, unless the context clearly indicates otherwise, the term:

                 (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                 (b) "beneficial owner" and words of similar import shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

                 (c) "Benefit Plan" or "Benefit Plans" shall mean each Plan and each personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not a Plan and that is sponsored, maintained or contributed to by the Company or any of its subsidiaries for the benefit of the employees, former employees, independent contractors, or agents of the Company or any of its subsidiaries, or has been so sponsored, maintained or contributed to since 1974;

                 (d) "business day" shall mean any day other than a day on which banks in Houston, Texas are authorized or obligated to be closed;

                 (e) "Closing" shall mean a meeting, which shall be held in accordance with Section 1.02 of this Agreement, of persons interested in the transactions contemplated by this Agreement at which all documents deemed necessary by the parties to this Agreement to evidence the fulfillment or waiver of all conditions precedent to the consummation of the Acquisition are executed and delivered and the Cash Purchase Price is paid;

                 (f) "Closing Date" shall mean the date of the Closing as determined pursuant to Section 1.02 of this Agreement;

                 (g) "control" (including the terms "controlled," "controlled by" and "under common control with") shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

                 (h) "Newfield company" shall mean Newfield and each subsidiary of Newfield.

                 (i) "person" shall mean an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

                 (j) "Plan" or "Plans" shall mean each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, including, but not limited to, any employee benefit plan that may be exempt from some or all of the provisions of ERISA, that is sponsored, maintained or contributed to by the Company or any of its subsidiaries for the benefit of the employees, former employees, independent contractors, or agents of the Company or any of its subsidiaries, or has been so sponsored, maintained or contributed to since 1974;

                 (k) "subsidiary" or "subsidiaries" of the Company, Acquiror or any other person, shall mean any corporation, partnership, joint venture or other legal entity of which the Company, Acquiror or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

                 (l) "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

         9.07 NOTICES. All notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement shall be in writing and (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the appropriate party at the following addresses:

                 if to the Company:

                          Huffco International, L.L.C.
                          1100 Louisiana, 25th Floor
                          Houston, Texas 77002
                          Telecopy:  (713) 651-0119
                          Attention: Terry Huffington

                 if to Huffco Turkey:

                          Huffco Turkey, Inc.
                          1100 Louisiana, 25th Floor
                          Houston, Texas 77002
                          Telecopy:  (713) 651-0119
                          Attention: Terry Huffington


                          with copies in either case to:

                                  Baker & Botts, L.L.P.
                                  3000 One Shell Plaza
                                  910 Louisiana
                                  Houston, Texas  77002-4995
                                  Telecopy:  (713) 229-1522
                                  Attention:  David F. Asmus

                 if to Acquiror:

                          Newfield Offshore Inc.
                          c/o Newfield Exploration Company
                          363 N. Sam Houston Pkwy E, Suite 2020
                          Houston, Texas  77060
                          Telecopy: (281) 405-4255
                          Attention:  Terry W. Rathert

                          with copies to:

                                  Vinson & Elkins L.L.P.
                                  2300 First City Tower
                                  1001 Fannin Street
                                  Houston, Texas  77002-6760
                                  Telecopy:  (713) 615-5926
                                  Attention:  James H. Wilson
or to such other address as the parties set forth above shall have furnished to the other parties set forth above by notice given in accordance with this
Section 9.07. Such notices shall be effective (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the sender receives telecopier confirmation that such notice was received at the telecopier number of the addressee, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

         9.08 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAW OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

         9.09 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term, provision, covenant or restriction is invalid, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         9.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         9.11 HEADINGS. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

         9.12 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy available at law or in equity.

         IN WITNESS WHEREOF, Acquiror, the Company and Huffco Turkey have each caused this Agreement to be executed on its behalf by its officer thereunto duly authorized, all as of the date first above written.

                                  NEWFIELD OFFSHORE INC.


                                  By:  /s/  Terry W. Rathert
                                     -------------------------------
                                           Terry W. Rathert
                                           Secretary and Treasurer


                                  HUFFCO INTERNATIONAL, L.L.C.


                                  By:  /s/  Terry Huffington
                                     -------------------------------
                                           Terry Huffington
                                           President


                                  HUFFCO TURKEY, INC.


                                  By:  /s/  David A. Trice
                                     -------------------------------
                                           David A. Trice
                                           President